UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2019

FARMLAND PARTNERS INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36405 (Commission File Number)	46-3769850 (IRS Employer Identification No.)

4600 S. Syracuse Street, Suite 1450 Denver, Colorado (Address of principal executive offices)	80237 (Zip Code)

Registrant’s telephone number, including area code: (720) 452-3100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FPI	New York Stock Exchange
6.00% Series B Participating Preferred Stock	FPI.PRB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2019, Jay B. Bartels informed the board of directors (the “Board”) of Farmland Partners Inc. (the “Company”) of his resignation as a member of the Board, effective immediately. Mr. Bartels’ resignation was due to his desire to devote more time to his other business interests and was not the result of any disagreements with the Company. Mr. Bartels served as the chairman of the Nominating and Corporate Governance Committee (the “Nominating Committee”) and a member of the Audit Committee. To fill the vacancy created by Mr. Bartels’ resignation, Joseph W. Glauber, a current member of the Board, will serve as the chairman of the Nominating Committee and Chris A. Downey, a current member of the Board, will serve as a member of the Nominating Committee.  Additionally, John A. Good, a current member of the Board, will serve as a member of the Audit Committee.

In connection with his resignation, all of Mr. Bartels’ unvested restricted shares of the Company’s common stock granted under the Company’s Second Amended and Restated 2014 Equity Incentive Plan will vest.

In connection with Mr. Bartels’ resignation, the Board has reduced the size of the Board from five directors to four directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARMLAND PARTNERS INC.

Dated: November 1, 2019	By:	/s/ Luca Fabbri
Luca Fabbri
Chief Financial Officer and Treasurer

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